Exhibit 10.21

PVR GP, LLC

Non-Employee Director Compensation Summary Sheet for 2013

Directors who are employees of PVR GP, LLC or its affiliates receive no additional compensation for service on the general partner’s board of directors or any committees of the board. The table below summarizes the 2013 compensation program for the non-employee directors of PVR GP, LLC, effective January 1, 2013.

2013 Non-Employee Director Compensation Summary

Component	Amount ($)	Medium of Payment (1)	Timing of Payment (2)

Non-Employee Director Annual Retainer - $150,000 per year comprised of	75,000 per year	Deferred Common Units/ Common Units	$18,750 credited quarterly
	75,000 per year	Cash	$18,750 paid quarterly
Chairman of the Board Annual Retainer	125,000 per year	Cash	$31,250 paid quarterly
Audit Committee Chair Annual Retainer	15,000 per year	Cash	$3,750 paid quarterly
Compensation and Benefits Chair Annual Retainer	15,000 per year	Cash	$3,750 paid quarterly
Nominating and Governance Chair Annual Retainer	6,000 per year	Cash	$1,500 paid quarterly
Board Meeting Fee	2,000 per meeting	Cash	Paid quarterly

(1)	Beginning on January 1 of the year following the year a director meets his/her Unit Ownership Guidelines requirement, a director will receive the equity portion of his/her annual retainer in common units, rather than deferred common units, unless he/she elects to continue to receive deferred common units. The equity portion of the annual retainer paid in the form of deferred common units will be credited to the director’s Deferred Compensation Account. In addition, directors may elect to receive any cash payments in common units or deferred common units, and may elect to defer the receipt of cash or common units they receive under the PVR GP, LLC Amended and Restated Non-Employee Directors Deferred Compensation Plan.
(2)	The fair market value of each quarterly payment of common units or crediting of deferred common units is based upon the NYSE closing price of our common units on the dates that such awards are granted.